Exhibit 3.1

SIXTH AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

May 13, 2025

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1.	The name of the Corporation is “Integrated Rail and Resources Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 12, 2021. An amended and restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 11, 2021, a Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on February 9, 2023, a Second Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on August 8, 2023, a Third Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on February 12, 2024, a Fourth Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on November 13, 2024, and a Fifth Certificate of Amendment was filed in the office of the Secretary of State of the State of Delaware on November 15, 2024 (as so amended, the “Amended and Restated Certificate of Incorporation”).

2.	This sixth amendment to the Amended and Restated Certificate of Incorporation (this “Sixth Amendment”) amends the Amended and Restated Certificate of Incorporation.

3.	This Sixth Amendment was duly adopted by the affirmative vote of the holders of at least 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.	The text of Section 9.1(b) of Article IX is hereby amended by deleting the following words:

“by December 15, 2024 by depositing (or causing to be deposited) into the Trust Account the amount of $50,000 on or prior to November 15, 2024, which date the Company may extend to complete the initial Business Combination with five additional one-month extensions (each an “Extension Date”) to May 15, 2025 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, on the next date upon which the Office of the Delaware Division of Corporations shall be open for business), by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Extension Date or a total of up to six months after November 15, 2024 (such date as extended, the “Deadline Date”), provided that the Company will deposit (or cause to be deposited) $50,000 into the Trust Account for each such monthly extension on or prior to the applicable Deadline Date,”

and replacing them with the words:

“by May 15, 2025 by depositing (or causing to be deposited) into the Trust Account the amount of $5,000 on or prior to May 15, 2025, which date the Company may extend to complete the initial Business Combination with an additional one-month extension (the “Extension Date”) to July 15, 2025 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date, on the next date upon which the Office of the Delaware Division of Corporations shall be open for business), by resolution of the Board, if requested by the Sponsor, upon five days’ advance notice prior to the applicable Extension Date or a total of up to one month after June 15, 2024 (such date as extended, the “Deadline Date”), provided that the Company will deposit (or cause to be deposited) $5,000 into the Trust Account for the one month extension on or prior to the applicable Deadline Date,”

5.	The text of Section 9.2(a) of Article IX is hereby amended by deleting the following words:

“provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 either immediately prior to or upon consummation of the initial Business Combination or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination (such limitation hereinafter called the “Redemption Limitation”).”

and replacing them with the words:

“provided, however, that the Corporation shall not redeem Offering Shares in an amount that would cause the Corporation to have net tangible assets to be less than $5,000,001 (such limitation hereinafter called the “Redemption Limitation”) unless the Corporation is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended.”

IN WITNESS WHEREOF, Integrated Rail and Resources Acquisition Corp. has caused this Sixth Amendment to Amended and Restated Certificate of Incorporation to be duly executed in its name and on its behalf by an authorized officer as of this 13th day of May, 2025.

INTEGRATED RAIL AND RESOURCES ACQUISITION CORP.

By:	/s/ Mark A. Michel
Name:	Mark A. Michel
Title:	Chief Executive Officer and Chairman